BRT APARTMENTS CORP. REPORTS THIRD QUARTER RESULTS FOR 2019

–Rental Revenues Increase 8.3% –
–Same Store Rental Revenues Increase 6.5% –

Great Neck, New York – November 6, 2019 - BRT APARTMENTS CORP. (NYSE:BRT), a growing multi-family real estate investment trust with properties located primarily in the Southeast United States and Texas today reported $3.3 million in net income, or $0.20 per diluted share, $2.0 million in FFO, or $0.12 per diluted share, and $4.2 million in AFFO, or $0.26 per diluted share, for the three months ended September 30, 2019.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented: “BRT had another strong quarter with an 8.3% increase in rental revenues and same store NOI growth of 11.3%. Our value-add properties are progressing well as we completed upgrades to 256 units in the quarter from which we expect an annual 26% return on investment. Our acquisition efforts are focused on locating additional value-add opportunities in order to further drive improving risk adjusted returns. As we approach the end of the year, we remain optimistic about our market position given our solid organic growth and solid fundamentals. We believe we have laid a strong operational foundation that will support our efforts to enhance stockholder value over time.”

Financial Results:

Net income attributable to common stockholders was $3.3 million, or $0.20 per diluted share, for the three months ended September 30, 2019, compared to a net loss of $3.1 million, or a loss of $0.20 per diluted share, for the three months ended September 30, 2018. The current quarter includes a gain on sale of $9.9 million, or $0.62 per diluted share, without giving effect to the non-controlling interest of $894,000 or $0.06 per diluted share. The gain was reduced by a $1.8 million, or $0.11 per diluted share, mortgage prepayment charge and a swap termination fee without giving effect to the related non-controlling interest of $231,000, or $0.01 per diluted share. The 2018 quarter includes a $1.3 million, or $0.08 per diluted share, from a gain on an insurance recovery, without giving effect to the related non-controlling interest of $318,000, or $0.02 per diluted share, and $424,000, or $0.03 per diluted share, from a gain on the sale of real estate.

Funds from Operations [1], or FFO, was $2.0 million, or $0.12 per diluted share, for the three months ended September 30, 2019, compared to $4.1 million, or $0.26 per diluted share, for the three months ended September 30, 2018. Included in the current quarter were $1.8 million, or $0.11 per diluted share, of a mortgage prepayment charge and a swap termination fee.

Adjusted Funds from Operations, or AFFO, for the three months ended September 30, 2019, was $4.2 million, or $0.26 per diluted share, compared to $3.4 million, or $0.21 per diluted share, in the three months ended September 30, 2018.

[1] A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release.

Diluted per share FFO and AFFO were impacted during the quarter ended September 30, 2019 by the approximate increase of 697,000 shares of common stock issued from July 1, 2018 through September 30, 2019. The weighted average price at which such shares were issued was $13.58.

Operating Results:

As of November 6, 2019, BRT owns or has ownership interests in 39 multi-family properties with 11,178 units, including properties in lease-up. The properties are located across 12 states primarily in the Southeast and Texas. Eight properties are wholly-owned by BRT and the balance are generally owned through consolidated joint ventures in which BRT owns a substantial equity interest.

During the current quarter, average total occupancy at stabilized properties was approximately 94.6 % compared to approximately 93.7% during the corresponding 2018 quarter. Average rental rate per occupied unit at stabilized properties during the current quarter was approximately $1,042 per month compared to approximately $1,019 per month during the corresponding 2018 quarter. Stabilized properties include all our consolidated properties, other than those in lease-up or development, and a Katy, Texas property that was damaged by Hurricane Harvey.

Rental revenue for the current three months increased 8.3% to $33.9 million from $31.3 million for the three months ended September 30, 2018, due primarily to increased rental revenue at same store properties.

Total expenses for the three months ended September 30, 2019 were $38.5 million compared to $37 million for the three months ended September 30, 2018.

Net operating income, or NOI, at same store properties (i.e., Same Store NOI) increased in the current quarter by approximately 11.3% to $14.9 million.

Portfolio Activity:

During the quarter, BRT acquired a value-add, 200-unit Auburn, Alabama property for $18.4 million, including $14.5 million of mortgage debt obtained in connection with the acquisition. The mortgage debt carries a fixed 3.79% interest rate, is interest only for four years and matures in 2031. BRT also sold two Houston, Texas properties for a gain of $9.0 million, after giving effect to $894,000 allocated to the non-controlling partner. In connection with the sales, BRT incurred a $1.4 million prepayment charge, of which $125,000 was allocated to the non-controlling partner.

Balance Sheet:

At September 30, 2019, BRT had $18.5 million of cash and cash equivalents, total assets of $1.2 billion, total debt of $885.2 million, and total stockholders’ equity of $183.6 million.

At November 1, 2019, BRT’s available liquidity was approximately $32.4 million, including $14.4 million of cash and cash equivalents, $10.8 million of restricted cash for property improvements and up to $7.2 million available under its credit facility. Cash and cash equivalents include amounts held at the property operating level for working capital purposes.

BRT’s mortgage debt of $844.6 million has a weighted average interest rate of 4.19% and a weighted average remaining term to maturity of eight years. Approximately 94.7% of the mortgage debt bears interest at a fixed rate. The balance of such debt represents variable - rate construction financing; BRT anticipates refinancing, with fixed rate mortgage debt, the short-term debt in the near future and the construction financing when lease-up at the related property is complete.

Change in Fiscal Year:

As previously reported, the Company changed its fiscal year end to December 31 from September 30. The change better aligns the Company’s fiscal year with the fiscal year of other multi-family REITs. As a result of the change, the Company’s 2019 fiscal year began on January 1, 2019 and will end on December 31, 2019 and accordingly, the results reported herein represent the results for the Company’s third quarter of 2019.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up, development, and, because of the casualty it suffered in 2017 from Hurricane Harvey, Retreat at Cinco Ranch located in Katy, Texas. Because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may differ from one REIT to another.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which requires that the carrying value of real estate assets be diminished predictably over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. NOI is used by investors to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed on December 10, 2018 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2019 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 30, 2019	December 31, 2018
ASSETS
Real estate properties, net of accumulated depreciation	$1,112,896	$1,029,239
Real estate loan	4,300	4,750
Cash and cash equivalents	18,466	32,428
Restricted cash	10,789	8,180
Deposits and escrows	19,916	21,268
Investments in unconsolidated joint ventures	18,020	19,758
Other assets	8,210	8,084
Real estate property held for sale	—	—
Total assets	$1,192,597	$1,123,707

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$844,597	$771,817
Junior subordinated notes, net of deferred costs	37,058	37,043
Credit facility, net of deferred costs	3,530	—
Accounts payable and accrued liabilities	32,285	24,487
Total Liabilities	917,470	833,347

Total BRT Apartments Corp. stockholders’ equity	183,563	198,775
Non-controlling interests	91,564	91,585
Total Equity	275,127	290,360
Total Liabilities and Equity	$1,192,597	$1,123,707

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Rental and other revenues from real estate properties	$33,875	$31,283	$97,507	$90,710
Other income	161	198	595	576
Total revenues	34,036	31,481	98,102	91,286

Expenses:
Real estate operating expenses	16,281	15,661	47,195	44,318
Interest expense	9,845	8,965	28,353	26,408
General and administrative	2,430	2,002	7,455	6,907
Depreciation	9,950	10,416	29,914	29,856
Total expenses	38,506	37,044	112,917	107,489
Total revenue less total expenses	(4,470)	(5,563)	(14,815)	(16,203)
Equity in loss of unconsolidated joint ventures	(259)	(174)	(643)	(364)
Gain on sale of real estate	9,938	424	9,938	52,405
Gain on insurance recovery	—	1,272	517	4499
Loss on extinguishment of debt	(1766)	—	(1766)	(593)
(Loss) income from continuing operations	3,443	(4,041)	(6,769)	39,744
Income tax provision (benefit)	98	97	219	(55)
Net (loss) income from continuing operations, net of taxes	3,345	(4,138)	(6,988)	39,799
Net loss (income) attributable to non-controlling interests	(73)	1,027	1,696	(22,377)
Net (loss) income attributable to common stockholders	$3,272	$(3,111)	$(5,292)	$17,422

Per share amounts attributable to common stockholders:
Basic	$0.21	$(0.20)	$(0.33)	$1.18
Diluted	$0.20	$(0.20)	$(0.33)	$1.16

Funds from operations - Note 1	$1,962	$4,080	$8,503	$12,150
Funds from operations per common share - diluted - Note 2	$0.12	$0.26	$0.54	$0.80

Adjusted funds from operations - Note 1	$4,177	$3,380	$11,767	$10,558
Adjusted funds from operations per common share - diluted -Note 2	$0.26	$0.21	$0.74	$0.69

Weighted average number of shares of common stock outstanding:
Basic	15,913,975	15,635,953	15,900,362	14,768,429
Diluted	16,113,975	15,635,953	15,900,362	14,968,429

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common stockholders	$3,272	$(3,111)	(5,292)	17,422
Add: depreciation of properties	9,950	10,416	29,914	29,856
Add: our share of depreciation in unconsolidated joint ventures	562	386	1,496	1218
Deduct: gain on sale of real estate	(9,938)	(424)	(9,938)	(52,405)
Adjustments for non-controlling interests	(1,884)	(3,187)	(7,677)	16,059
NAREIT Funds from operations attributable to common stockholders	1,962	4,080	8,503	12,150

Adjustments for: straight-line rent accruals	(10)	(10)	(30)	(30)
Add: loss on extinguishment of debt	1766	—	1766	593
Add: amortization of restricted stock and restricted stock units	372	15	1110	673
Add: amortization of deferred mortgage costs	408	317	1,345	1073
Deduct gain on insurance recovery	—	(1,272)	(517)	(4498)
Adjustments for non-controlling interests	(321)	$250	(410)	597
Adjusted funds from operations attributable to common stockholders	$4,177	$3,380	$11,767	$10,558

Note 2:
GAAP Net (loss) income attributable to common stockholders	$0.20	$(0.20)	$(0.33)	$1.16
Add: depreciation of properties	0.63	0.66	1.89	1.99
Add: our share of depreciation in unconsolidated joint ventures	0.03	0.03	0.09	0.08
Deduct: gain on sale of real estate	(0.62)	(0.03)	(0.63)	(3.50)
Adjustment for non-controlling interests	(0.12)	(0.20)	(0.48)	1.07
NAREIT Funds from operations per common stock basic and diluted	0.12	0.26	0.54	0.80

Adjustments for: straight line rent accruals	—	—	—	—
Add: loss on extinguishment of debt	0.11	—	0.11	0.04
Add: amortization of restricted stock and restricted stock units	0.02	—	0.07	0.04
Add: amortization of deferred mortgage costs	0.03	0.01	0.08	0.07
Deduct gain on insurance recovery	—	(0.08)	(0.03)	(0.30)
Adjustments for non-controlling interests	(0.02)	0.02	(0.03)	0.04
Adjusted funds from operations per common stock basic and diluted	$0.26	$0.21	$0.74	$0.69

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

GAAP Net income attributable to common stockholders	$3,272	$(3,111)	$(5,292)	$17,422
Less: Other Income	161	198	595	576
Add: Interest expense	9,845	8,965	28,353	26,408
General and administrative	2,430	2,002	7,455	6,907
Depreciation	9,950	10,416	29,914	29,856
Less: Gain on sale of real estate	9,938	424	9,938	52,405
Gain on insurance proceeds	—	1,272	517	4,499
Add: Loss on extinguishment of debt	(1,766)	—	(1,766)	(593)
Equity in loss of unconsolidated joint ventures	(259)	(174)	(643)	(364)
Provision for taxes	98	97	219	(55)
Add: Net income attributable to non-controlling interests	(73)	1,027	1,696	(22,377)
Net Operating Income (NOI)	$17,594	$15,622	$50,312	$46,392